Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Stock Incentive Plan of Aspect Medical Systems, Inc. of our reports dated March 12, 2008, with respect to the consolidated financial statements of Aspect Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Aspect Medical Systems, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
October 16, 2008